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                                                                     EXHIBIT 2.3


                            STOCK PURCHASE AGREEMENT

                                     between

                         INTELLIGENT SYSTEMS CORPORATION

                                       and

                             FRANCIS M. CROWDER, SR.
                               MARIAN S. CROWDER,

                             KEVIN W. DAVIDSON, AND

                             CHARLES S. VERDIN, III

                                  July 1, 1997


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                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (the "AGREEMENT"), dated as of July 1, 1997 is by and among FRANCIS M. CROWDER, SR., MARIAN S. CROWDER, KEVIN W. DAVIDSON, and CHARLES S. VERDIN, III (individually, each a "SHAREHOLDER" and collectively, the "SHAREHOLDERS"), all shareholders of QS, Inc., a South Carolina corporation ("QS") on the one hand, and INTELLIGENT SYSTEMS CORPORATION, a Georgia corporation ("ISC") on the other hand. Shareholders desire to sell the Shares (as herein defined) to ISC, and ISC desires to buy the Shares from Shareholders, on all the terms and subject to the conditions contained herein. Therefore, in consideration of the mutual representations, warranties, covenants and agreements, and upon and subject to the terms and the conditions hereinafter set forth in this Agreement, the parties do hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Accounting Standards" means the accounting practices of QS as specified in the Disclosure Memorandum.
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         "Affiliates" of a particular Person means other Persons controlled by, controlling, or under common control with, such Person.

         "Charter Documents" means the articles of incorporation of QS.

         "Closing" means the consummation of the purchase and sale of the Shares under the terms of this Agreement.

         "Disclosure Memorandum" means the memorandum signed and delivered by the Shareholders contemporaneously with the execution and delivery of this Agreement, containing information required to be disclosed under this Agreement.

         "Documentation" means all user's manuals or descriptive materials (other than inventory) related to the Intellectual Property or Software Programs.

         "Employee Benefit" refers to employment-related obligations of QS (other than salary, wages and bonuses), including all actual or contingent liabilities relating to unemployment coverage, health, injury, death and retirement.

         "Employees" means the employees of QS.

         "Encumbrance" means any mortgage, charge (whether fixed or floating), security interest, pledge, claim, right of first refusal, lien (including, without limitation any unpaid vendor's lien), option, hypothecation, title retention or conditional sale agreement, lease, option, restriction as to transfer, use or possession, easement, subordination to any right of any other person, and any other encumbrance on the absolute and unfettered use and ownership of any asset or property.

         "Escrow Agreement" means the agreement between ISC, the Shareholders and the Escrow Agent named therein pursuant to which the most current software version on the Closing Date will be held in escrow as long as any principal remains unpaid under the Note.

         "Financial Statements" means the balance sheets of QS as of December 31, 1996, 1995 and 1994, and the related unaudited income statements for the three years ended December 31, 1996, 1995 and 1994, together with all footnotes, annexes and schedules thereto, together with the Interim Financial Statements, and all notes


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thereto, all of which balance sheets and notes have been attached to and incorporated into the Disclosure Memorandum.

         "GAAP" means generally accepted accounting principles, consistently applied.

         "Guaranty" means the guaranty of payment of the Notes by J. Leland Strange in the form of Exhibit A attached hereto.

         "Intellectual Property" means all patents, trademarks service marks, trade names, and copyrights (including registrations, licenses, and applications pertaining thereto), and all other intellectual property rights, trade secrets, and other proprietary information, processes and formulae used in QS Business or otherwise necessary to conduct QS Business other than rapid development tools, data based managers, API, and interface engines and other similar tools.

         "Interim Financial Statements" means the unaudited balance sheet of QS as of June 30, 1997, and the related unaudited statements of profit for the six-month period then ended, prepared by management of QS.

         "Knowledge of Shareholders" (or words of similar import) refers to all those things known by any Shareholder.

         "Notes" means the promissory notes of ISC in favor of the Shareholders in an aggregate amount of One Million Five Hundred Thousand Dollars ($1,500,000) bearing interest at 8.5% with principal due in three equal installments on July 1, 1998, 1999, and 2000 and with interest payable quarterly on January 1, April 1, July 1 and October 1 beginning on October 1, 1997 for each quarter during which any principal remains unpaid, in the form of Exhibit B hereto.

         "Permitted Encumbrance" means an Encumbrance identified as a "Permitted Encumbrance" in the Disclosure Memorandum.

         "Per Share Price" is defined in Section 2.2.

         "Person" means a corporation, partnership, trust, limited liability company, other business entity or an individual.

         "Purchase Price" is defined in Section 2.2.


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         "QS Business" means the business, conducted by QS, of developing, marketing, selling, installing and servicing software that manages public health and/or accounting information and the supplies, equipment, products and services related to the above.

         "QS Contracts" means all contracts, leases, agreements, indentures, licenses, mortgages, commitments or binding arrangements or relationships pursuant to which QS is either a party or a third party beneficiary.

         "QS Premises" means the real estate (including fixtures, buildings and other improvements thereon) leased or used by QS at the addresses listed in the Disclosure Memorandum.

         "Rule" means any law, statute, rule, regulation, order, court decision, judgment or decree of any federal, state, territorial, provincial or municipal authority or body.

         "Shares" means all the issued and outstanding capital stock of QS owned by the Shareholders, as set forth in the Disclosure Memorandum.

         "Software Programs" means all software developed, manufactured and licensed as part of the QS Business.

         "Tax" or "Taxes" means all forms of levies, taxes, customs and other duties normally deemed to be of a fiscal or customs nature, including but not limited to (a) all taxes levied, imposed or assessed under the Internal Revenue Code or any other statute, rule, ordinance or law, in the United States or elsewhere; (b) taxes in the nature of sales tax, consumption tax, value added tax, payroll tax, group tax, undistributed profits tax, fringe benefits tax, recoupment tax, withholding tax, land tax, water rates, municipal rates, stamp duties, gift duties or other state, territorial, provincial or municipal charges or impositions levied, imposed or collected by any governmental body; and (c) any additional tax, interest, penalty, charge, fee or other amount of any kind assessed, charged or imposed in relation to the non-, late, short or incorrect payment of the same or the failure to file any return.

         "Warranty" means any representation and warranty of any Shareholder in this Agreement and in each certificate or other document delivered by him or her or on his or her behalf in connection with this Agreement.


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         "1996 Balance Sheet" means the balance sheet of QS as of December 31,
1996 and all notes thereto.

                                   ARTICLE II

                              TERMS OF TRANSACTION

         II.1 Purchase and Sale of Shares of QS. Upon the terms and subject to the conditions of this Agreement, at the Closing, ISC shall purchase from Shareholders, and Shareholders shall sell and transfer to ISC, all of the Shares.

         II.2 Purchase Price. The price per Share (the "Per Share Price") shall be $39.111826 so that the aggregate price of the Shares (the "Purchase Price") shall be Three Million Five Hundred Thousand Dollars ($3,500,000).

         II.3 Payment. In consideration of the sale and transfer to ISC of the
Shares:

              (a) at the Closing, ISC shall make a cash payment to or on behalf of the Shareholders in the aggregate amount of Two Million Dollars ($2,000,000) by wire transfer of immediately available funds to the accounts indicated for each shareholder in the Disclosure Memorandum (the "Cash Payment") allocated as follows:

         Francis Crowder - $1,213,047
         Marian Crowder  - $74,290
         Kevin Davidson  - $402,293
         Charles Verdin  - $310,370;

and

              (b) ISC shall execute the Notes and deliver them to the Shareholders (the "Debt Payment") with the $1,500,000 aggregate principal amount to be allocated as follows:

         Francis Crowder - $909,786
         Marian Crowder  - $55,717
         Kevin Davidson  - $301,720
         Charles Verdin  - $232,777.


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         II.4 The Closing.

              (a) The Closing shall take place at 10:00 a.m., July 30, 1997 (the "Closing Date") (and shall be effective as of July 1, 1997), in the offices of Nelson Mullins Riley & Scarborough, L.L.P., 301 N. Main Street, 24th Floor, BB&T Building, Greenville, South Carolina 29601 or on such other date and at such other time and place as the parties shall agree in writing.

              (b) At the Closing, ISC shall deliver to the Shareholders the following (all documents to be duly executed by ISC or J. Leland Strange, as the case may be):

                  (i)      the Cash Payment;

                  (ii)     the Notes;

                  (iii)    the Guaranty;

                  (iv)     the Escrow Agreement; and

                  (v) legal opinions of ISC's counsel concerning the due authorization, execution and delivery of this Agreement, the Notes and the Escrow Agreement and the enforceability of this Agreement, the Notes, the Guaranty and the Escrow Agreement against ISC, all in a form reasonably acceptable to the Shareholders.

              (c) At the Closing, the Shareholders shall deliver to ISC the following (all documents to be duly executed by the applicable Shareholders):

                  (i)      the Disclosure Memorandum;

                  (ii) the certificates representing all of the Shares, endorsed in blank for transfer to ISC, or accompanied by stock transfer powers;

                  (iii) the resignations of all of the directors and officers of QS effective as of the Closing Date;

                  (iv)     QS's original corporate minute book and seal;

                  (v)      the Escrow Agreement;


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                  (vi)     the Acknowledgement of Rights in Work Products in the
         form of Exhibit C hereto, to be executed by each Shareholder; and

                  (vii) legal opinions of the Shareholder's counsel concerning, among other things, QS's authorized and outstanding capital stock, the due authorization, execution and delivery of this Agreement by the Shareholders, the enforceability of this Agreement against the Shareholders, the transfer of the Shares and other reasonable and customary matters, all in a form reasonably acceptable to ISC.


                                   ARTICLE III

                        REPRESENTATIONS AND WARRANTIES OF
                        SHAREHOLDERS REGARDING THE SHARES

         In order to meet the requirements of ISC to execute, deliver and perform this Agreement, and in acknowledgement of ISC's reliance on the following Warranties, Shareholders hereby jointly and severally represent and warrant to ISC as of the date hereof and as of the Closing Date as follows:

         III.1 Power and Authority of Shareholders. Shareholders have the right, power and capacity to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action on the part of Shareholders. Shareholders have obtained all necessary consents, approvals, authorizations or estoppels of any other Person or governmental or regulatory authority required to be obtained to authorize and permit Shareholders to transfer, or cause to be transferred, to ISC all of the Shares. This Agreement has been duly and validly executed and delivered by Shareholders and constitutes each Shareholder's legal, valid and binding obligation, enforceable in accordance with its terms. The execution and delivery of this Agreement by Shareholders, the consummation of the transactions contemplated herein by Shareholders, and the performance of the covenants and agreements of Shareholders, will not, with or without the giving of notice or the lapse of time, or both, (i) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit,


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instrument, trust document, or other agreement, document or instrument to which any Shareholder is a party or by which any Shareholder or any Shareholder's properties may be bound; (ii) violate any Rule; or (iii) result in the creation or imposition of any Encumbrance upon any asset of QS.

         III.2 Ownership of the Shares. Shareholders own, of record and beneficially, good, valid and marketable title to the Shares, and such Shares are validly issued and are free and clear of any Encumbrances, with no defects of title whatsoever. At the Closing, ISC shall obtain good, valid and marketable title to the Shares, free and clear of all Encumbrances, with no defects of title whatsoever. Shareholders have full and exclusive power, right and authority to vote the Shares. No Shareholder is a party to or bound by any agreement affecting or relating to his or her right or obligation to transfer or vote the Shares.

         III.3 Issued Shares. All issuances, transfers, or purchases of the Shares have been in compliance with all applicable agreements and all applicable Rules, and all Taxes thereon have been paid. There are no QS treasury shares.

         III.4 Absence of Other Claims. Except as set forth in the Disclosure Memorandum, there is not outstanding, nor is QS bound by, any subscriptions, options, preemptive rights, warrants, agreements or rights of any character requiring QS to issue or transfer any of its Shares or the voting rights thereto, including any right of conversion or exchange under any outstanding security or other instrument. There are no outstanding obligations of QS to repurchase, redeem or otherwise acquire any of its outstanding Shares.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                        OF THE SHAREHOLDERS REGARDING QS

         In order to meet the requirements of ISC to execute, deliver and perform this Agreement, and in acknowledgement of ISC's reliance on the following Warranties, Shareholders hereby jointly and severally represent and warrant to ISC, as of the date hereof and as of the Closing Date, as follows:


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         IV.1 Organization and Authority.

              (a) QS is a corporation duly incorporated and validly existing under the laws of the State of South Carolina and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business as it is now being conducted and to own or lease its properties and assets. All documents required to be filed with the South Carolina Secretary of State with respect to QS have been properly and timely filed. The Shares are all of the issued and outstanding stock of QS and the number of issued Shares and the record holder of such issued Shares are set forth in the Disclosure Memorandum.

              (b) Except as disclosed in the Disclosure Memorandum, QS has not proposed a compromise or arrangement to its creditors; had any petition for bankruptcy filed against it; taken any proceeding with respect to a compromise, arrangement or winding up, or otherwise taken advantage of any insolvency or bankruptcy legislation; had a receiver appointed to any part of its property; or had any execution or distress or seizure levied upon any of its property.

              (c) The Disclosure Memorandum sets forth the name, address and jurisdiction of organization of QS and all jurisdictions in which QS is qualified to do business. The Disclosure Memorandum is complete, true, valid and correct.

              (d) The copies of the Charter Documents that are attached to the Disclosure Memorandum are the complete, true, valid and correct Charter Documents of QS in effect as of the date hereof. The minutes of directors' and shareholders' meetings of QS that have previously been delivered to ISC are the complete, true, valid and correct records of directors' and shareholders' meetings through and including the date hereof and, reflect all transactions and other matters required to be reflected in such records.

              (e) The current officers and directors of QS are listed in the Disclosure Memorandum.

              (f) The execution, delivery and performance of this Agreement by the Shareholders, the consummation of the transactions contemplated herein by the Shareholders, and the performance of the covenants and agreements of the Shareholders, will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions


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of any Charter Document of QS; (ii) violate, conflict with or result in a breach or default under or cause termination of any term or condition of any mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which QS is a party or by which QS or any of its properties may be bound; (iii) violate any Rule; or (iv) result in the creation or imposition of any Encumbrance upon any asset of QS.

         IV.2 Compliance With Law. QS has not violated any order of any court, governmental authority, arbitration board or tribunal to which it is or was subject, nor is QS in violation of any Rule the violation of which would have a material adverse effect on QS, the transactions contemplated by this Agreement, or QS Business.

         IV.3 Financial Matters.

         (a) The Financial Statements, including the footnotes thereto, are true, complete and correct, have been prepared in accordance with the Accounting Standards, consistently applied, and fairly present the financial position of QS as of the dates thereof and the results of its operations for the respective periods thereof. The Financial Statements contain all disclosures required under the Accounting Standards as of the dates of, and for the periods covered by, the Financial Statements.

         (b) The net book value (shareholders' equity) of QS, as determined under the Accounting Standards, is more than $1,250,000. QS does not accrue annual vacation time on its Financial Statements; provided, however, accrued vacation listed in the Disclosure Memorandum will be calculated in determining the net book value (shareholders' equity) of QS.

         IV.4 Indebtedness. The Disclosure Memorandum sets forth a complete and accurate list and description of all instruments or other documents relating to any direct or indirect indebtedness for borrowed money of QS, as well as indebtedness by way of lease-purchase arrangements, guarantees, undertakings on which others rely in extending credit, and all conditional sales contracts, pledges and other security arrangements with respect to personal property used or owned by QS. QS is not in default with respect to any indebtedness.

         IV.5 No Undisclosed Liabilities. Except as and to the extent reflected and adequately reserved against in the 1996


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Balance Sheet, or as shown in the Disclosure Memorandum, QS had no material liabilities or obligations whatsoever, whether accrued, absolute, contingent or otherwise. Since June 30, 1997 and the date of this Agreement, QS has not incurred any liability or obligation whatsoever, except for liabilities and obligations incurred by QS in the ordinary course of its business consistent with reasonable past practice or as specifically stated in the Disclosure Memorandum.

         IV.6 Tax Matters.

              (a) Tax Returns. All Tax returns required by any governmental authority to be filed by QS in connection with the properties, business, income, expenses, net worth and corporate status of QS have been timely filed, and such returns are accurate and complete in all respects. Except as set forth in the Disclosure Memorandum, all Taxes due pursuant to the Tax returns or otherwise due in connection with the properties, business, income, expenses, net worth and corporate status of QS have been paid, other than Taxes which are not yet due or which, if due, are not delinquent, are being disputed in good faith, or have not been finally determined, and adequate and complete reserves for all such Taxes have been established on the Financial Statements. QS has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Shareholder, or other third party.

              (b) Tax and Employee Benefit Returns. Except as set forth in the Disclosure Memorandum, QS has correctly and timely (i) filed all Tax and Employee Benefit returns required to be filed in the manner required by Tax and Employee Benefit authorities, (ii) responded to information requested by said authorities and (iii) made all Tax and Employee Benefit payments at due dates.

              (c) Other Matters. Except as set forth in the Disclosure
Memorandum: (i) QS is not subject to income tax in countries other than the United States; (ii) expenses already incurred or which QS is required to incur in the ordinary course of its business are deductible from its ordinary income;
(iii) QS has not entered into any transaction which could be disregarded or recharacterized for Tax or Employee Benefit purposes on the grounds that it aimed at the avoidance of Tax or Employee Benefit obligations; and (iv) QS is not the subject matter of any inquiry,


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investigation or audit relating to Tax or Employee Benefit matters and has not been informed of any proposed audit.

              (d) Tax and Employee Benefit Audits. The Disclosure Memorandum sets forth the conclusions of any Tax or Employee Benefit audit or reassessment made during the period not yet completely time barred by applicable statutes of limitation.

              (e) Returns Furnished. QS has furnished ISC with true and complete copies of (i) income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of QS relating to Taxes, and (ii) all tax returns for QS for all periods since January 1, 1995.

              (f) Tax Basis and Tax Attributes. The Disclosure Memorandum contains an accurate and complete description of QS's tax basis in its assets.

         IV.7 Product Returns. To the Shareholder's knowledge, no customer has a present intent to return products sold. The Disclosure Memorandum lists all customers that have taken possession of products but retain the right to return products under the contract prior to final acceptance. While QS does not anticipate that other products will be returned, this will depend in large part on the continued service of such products after Closing. Shareholders shall not be responsible for product returns after Closing where the anticipated return was not known to Shareholders as of the date hereof.

         IV.8 Litigation. Except as set forth in the Disclosure Memorandum, there is no action, suit, investigation or proceeding pending or, to the knowledge of Shareholders, threatened against or affecting QS, QS Business or the assets of QS before any court or by or before any governmental body or arbitration board or tribunal, nor to the knowledge of any Shareholder is there a basis for any such action, suit, investigation or proceeding.

         IV.9 Assets. Except as set forth on the Disclosure Memorandum,

              (a) Description. The Disclosure Memorandum sets forth a general description and the location of all personal property and leasehold improvements included in the assets of QS.

              (b) Title. QS has good, valid and marketable title to


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all of its assets, free and clear of any and all Encumbrances other than the
Permitted Encumbrances. After the Closing, no Permitted Encumbrance or other Encumbrance will materially interfere with the conduct of QS Business as presently conducted by QS. QS owns all the real and personal property reflected in the 1996 Balance Sheet except as set forth in the Disclosure Memorandum.

              (c) Possession. All tangible assets of QS are on QS Premises, in QS's possession and control except as set forth in the Disclosure Memorandum. No one else has any right, title or interest in any property or asset now used or proposed to be used by QS in QS Business.

              (d) All Necessary Assets. On the Closing Date, QS will have in its possession such assets as are necessary for the conduct of the QS Business after the Closing in the same manner as it has been conducted since January 1, 1997. Other than changes in the ordinary course of business occurring since January 1, 1997, or as set forth in the Disclosure Memorandum, QS has not disposed of any assets held as of that date.

              (e) Condition. The assets of QS that constitute tangible personal property that are necessary to conduct the QS Business in the manner that it has been previously conducted (collectively, the "QS Properties") are in good condition and repair, ordinary wear and tear excepted, in satisfactory working order, and are suitable for their respective intended uses. The plants and structures owned, leased or used by QS are structurally sound with no known material defects.

              (f) Compliance. To the knowledge of Shareholders, the QS Properties and the existing and prior uses thereof are in compliance in all material respects with all applicable Rules. QS has delivered to ISC all reports and documents generated by QS or any third party about the condition of QS Properties or about such compliance.

              (g) Accounts Receivable. Except as set forth in the Disclosure Memorandum, all accounts receivable of QS: (i) are valid, existing and fully collectible; (ii) represent monies due for license fees, maintenance and support revenues, goods sold or services rendered in the ordinary course of business; and (iii) are not subject to any defenses, rights of set-off, assignment or other Encumbrances. To the knowledge of each Shareholder there is


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no dispute regarding the collectability of any such accounts receivable. QS has provided ISC with a current, complete and accurate aging report of such accounts receivable. Except as set forth in the Disclosure Memorandum, there are no accounts receivable included in the assets of QS that are owed to QS by any director, officer, shareholder or employee of QS or any relative of any such person.

              (h) Real Property. QS owns no real property.

              (i) Interests in Other Persons. QS does not own, either legally or beneficially, directly or indirectly (i) any shares (or other securities convertible into shares) of any other company or (ii) any participating interest in any partnership, limited liability company, trust, joint venture, association or other non-corporate business enterprise.

         IV.10 Bank Accounts. The Disclosure Memorandum contains a list of all the checking, depository or other bank accounts and any safe deposit boxes of or relating to the assets, operations or business of QS, together with the authorized signers.

         IV.11 Suppliers and Customers.

         (a) Except as set forth in the Disclosure Memorandum, there are no disputes between QS (or any of QS's employees or representatives) and any of QS's significant suppliers or others having business with QS. To the knowledge of Shareholders the consummation of the transactions contemplated hereunder will not have any adverse effect on the business relationship of QS with any such supplier.

         (b) Except as set forth in the Disclosure Memorandum, there are no disputes between QS (or any of QS's employees or representatives) and any of QS's significant customers or others having business with QS, nor are Shareholders aware of any present intent by any customer of QS to cancel its existing contractual arrangements; provided, however, that ISC acknowledges that some of QS's contracts may be canceled in accordance with their terms. To the knowledge of Shareholders, the consummation of the transactions contemplated hereunder will not have any adverse effect on the business relationship of QS with any such customer.

         IV.12 Trade Secret and Employment Claims. To the knowledge of Shareholders, no third party has claimed that QS, any


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Shareholder, or any director, officer, manager, employee or agent of QS, in respect of activities on behalf of QS or in respect of the operations of QS Business to date, has (i) violated any of the terms or conditions of any employment contract with a third party, (ii) infringed any patent, trademark or copyright of a third party, (iii) disclosed or used any trade secrets or proprietary information or documentation of such third party, or (iv) interfered in the employment relationship between a third party and any of his or its employees; nor, to the knowledge of Shareholders, has any such violation, disclosure, use or interference occurred.

         IV.13 Intellectual Property.

               (a) The Disclosure Memorandum (i) lists and describes all patents, patent applications, trade names, trademarks, service marks, trademark and service mark registrations and applications, and all patent, trademark and service mark licenses; (ii) describes all copyrights, computer software, data bases and all other intellectual property, that are owned by or registered in the name of QS or to which QS has any rights as licensee or otherwise, which list specifies which items are owned and to which items QS has rights as a licensee or otherwise; and (iii) lists and describes all contracts, agreements or understandings pursuant to which QS has authorized any person to use, or which any person otherwise has the right to use, in any business or commercial activity, any of the items listed in clause (i) or (ii) above.

               (b) The items listed or described in the Disclosure Memorandum pursuant to the preceding subsection (a) constitute or represent all of the intellectual property necessary to the conduct of QS Business, and QS's ownership and use rights with respect thereto are free and clear of Encumbrances.

               (c) QS has no federal trademark or service mark registrations.

               (d) To the knowledge of Shareholders, QS has not infringed upon any patent, service mark, trade name, trademark, copyright, trade secret, or other intellectual property belonging to any other Person; and QS has not agreed to indemnify any Person for or against any infringement of or by the Intellectual Property set forth in the Disclosure Memorandum. To the knowledge of Shareholders, no person is infringing upon any of QS's patents, patent applications, trade names, trademarks, service marks,


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trademark and service mark registrations, licenses, copyrights, computer software or other intellectual property.

               (e) Except for licenses intentionally granted by QS or pursuant to which QS is a licensee, QS owns the Software Programs, the Intellectual Property and the Documentation. Except as described in the Disclosure Memorandum, QS has obtained copyright protection for all of the Intellectual Property and Documentation. Except as set forth in the Disclosure Memorandum, QS and the Shareholders have used their best efforts to protect the trade secrets and other confidential information contained in the Intellectual Property and have used best efforts to ensure that QS does not lose any protection for the Intellectual Property and Documentation under applicable copyright law. To the knowledge of Shareholders and except as described in the Disclosure Memorandum, there has been no material disclosure of such trade secrets and confidential information. The source code relating to the Software Programs (i) has at all times been maintained in confidence; (ii) has been disclosed only to QS employees and consultants having a "need to know" the contents thereof in connection with the performance of their duties to QS; and (iii) has been disclosed to certain customers who have agreed to keep such information confidential. The Documentation relating to the Software Programs (i) has at all times been maintained in confidence except as may have been disclosed to potential customers and (ii) has been disclosed only to QS employees, consultants, ISC and its employees, customers and potential customers having a "need to know" the contents thereof in connection with the performance of their duties to QS or in connection with the purchase of QS products or services.

               (f) All Software Programs and Documentation were developed for the benefit of, and to be owned by, QS. Each of the Shareholders has signed acknowledgments of QS's rights in work products in substantially the form contained in Exhibit C hereto.

               (g) Except as disclosed in the Disclosure Memorandum, no claims have been asserted by any person or entity to use the Intellectual Property, and Shareholders do not know of any valid basis for any such claim. The use of the Intellectual Property by QS does not infringe on the rights of any Person.

               (h) Except as disclosed in the Disclosure Memorandum, the Software Programs licensed by QS perform in accordance with the documentation related thereto and are free of material defects in programming and operation when used in accordance with the documentation.

               (i) QS owns or has a license to use all computer software and databases that are necessary for the conduct of the QS Business as presently conducted by QS and all documentation relating to all such computer software and databases. The Disclosure Memorandum lists material defects in such computer software and databases which are known to Shareholders as of the Closing Date.

         IV.14 Contracts. The Disclosure Memorandum sets forth a list of all current QS Contracts relating to QS Business that involve payment to or by QS of more than $10,000 or that are otherwise material to QS Business or the prospects of the QS Business. Except as set forth in the Disclosure Memorandum:

               (a) to the knowledge of Shareholders, each of such QS Contracts is in full force and effect and constitutes a binding obligation of all parties thereto, enforceable in accordance with its terms. To the knowledge of the Shareholders and except as set forth in the Disclosure Memorandum, there is no threat to cancel or otherwise terminate the QS Contracts.

               (b) to the knowledge of Shareholders, there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults under any QS Contract.

               (c) there are no QS Contracts relating to QS Business or the assets of QS with any director, officer or shareholder of QS, or with any person related to any such person or with any company or other organization in which any director, officer, or shareholder of QS or anyone related to any such person, has a direct or indirect financial interest.

               (d) neither QS nor any Shareholder is subject to any contract or agreement:

                   (1) that contains covenants limiting the freedom of QS to compete in any line of business in the United States or Canada;

                   (2) that requires QS to share any profits, or requiring any payments or other distributions based on profits, revenues or cash flows; or

                   (3) that, to the knowledge of Shareholders, has had or may in the future have a material adverse effect upon the business, earnings or financial condition of QS.

         IV.15 Leases. The Disclosure Memorandum contains a complete and accurate list of all leases (including any capital leases) and lease-purchase arrangements pursuant to which QS leases real or personal property from others. QS's possession of such property has not been disturbed, nor has any claim been asserted against QS adverse to its rights in such leasehold interests. All leases that are required to be capitalized by the Accounting Standards have been so accounted for in the Financial Statements, and such leases are identified as capital leases in the Disclosure Memorandum.

         IV.16 Permits. QS holds free and clear all permits, licenses, franchises and authorizations from governmental and regulatory authorities as are necessary to conduct QS Business (the "QS Permits"), all of which QS Permits are listed in the Disclosure Memorandum. To the knowledge of each Shareholder no event has occurred that allows (nor after notice or lapse of time or both would allow) revocation or termination of any QS Permit or would result in any other material impairment of the rights of the holder of any QS Permit.

         IV.17 Labor Matters.

               (a) QS is in compliance with all Rules respecting employment and employment practices, terms and conditions of employment, wages and hours.

               (b) QS is not and has not been engaged in any unfair labor practice, and no unfair labor practice complaints against QS are pending before the National Labor Relations Board or similar authority. To the knowledge of
Shareholders: there are no labor strike or other labor trouble actually pending, being threatened against, or affecting QS; relations between management and labor are amicable; and there have not been, nor are there presently, any attempts or plans to organize QS's employees.

               (c) There is no agreement, arrangement or understanding between QS and any trade union, any representative of any trade union or any bargaining unit in respect of any of the

Employees.

         IV.18 Employees.

               (a) The Disclosure Memorandum sets forth as to each Employee, his or her name, the location of employment, the date on which he or she was hired, the annual salary or hourly rate of pay for the Employees (separately listing any bonus), each Employee's raises and bonuses since January 1, 1997, a true and correct estimate of each of the Employee's accrued sick leave entitlement up to the Closing Date, a true and correct estimate of each of the Employee's accrued vacation up to the Closing Date, and a true and correct description of all other benefits actually or contingently accruing to any Employee as of the Closing Date.

               (b) The Disclosure Memorandum sets forth as to each officer or other manager of QS, the information described in subsection (a) above, as well as the current compensation rate (salary, bonus, commission or other) for each such person other than Francis Crowder and Marian Crowder.

               (c) Except as set forth in the Disclosure Memorandum, QS has not entered into any agreement with any Employee, for a fixed term or otherwise.

               (d) Except as set forth in the Disclosure Memorandum, since October 1996, all Employees who have received raises have received normal raises which in no instance exceeded ten percent (10%) and all remuneration for shift, weekend and/or casual work has been negotiated and agreed upon with the applicable employees on a case-by-case basis.

               (e) During the last five years no major accident has occurred at QS Premises.

               (f) To the knowledge of each Shareholder, no key Employee of QS (other than Francis and Marian Crowder) will voluntarily leave QS in connection with the transfer of the Shares to ISC hereunder.

               (g) QS has made available to ISC all employment records for each Employee upon the request of ISC, except for those of Francis Crowder and Marian Crowder. Francis Crowder and Marian Crowder agree to provide QS and ISC with any requested employment records in the event such records are necessary to satisfy QS's obligations as an employer pursuant to federal or state Rules, to cooperate with QS and ISC if necessary to meet QS's obligations as an employer, and jointly and severally agree to indemnify and hold harmless QS and ISC from and against any liability or penalty caused by Francis Crowder's or Marian Crowder's failure to provide QS or ISC with any employment records required hereunder.


         IV.19 Employee Benefit Plans and Arrangements.

               (a) List of Plans and Obligations. The Disclosure Memorandum sets forth a complete and accurate list and description of all plans, arrangements, agreements, commitments, promises and other obligations of QS, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded and other obligations under which QS has been, is or will be obligated to provide benefits to any current or former Employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such Employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, of QS whether during their employment with QS or after the termination of such employment (the "Plans" and the "Beneficiaries", respectively).

               (b) Compliance. All of the Plans have been maintained, funded and administered in compliance, in all material respects, with all Rules, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA")and the Internal Revenue Code of 1986, as amended and all regulations and rulings related thereto. There are no penalties, interest or Taxes related to the Plans due to any federal or state authority.

               (c) No Liabilities or Obligations. Except as reflected on the 1996 Balance Sheet, QS has no liabilities or obligations to any Beneficiaries, governmental authorities or any other parties arising out of or relating to the Plans.

               (d) No Payments. The consummation of the transactions contemplated by this Agreement will not (i) entitle any Beneficiary to any severance pay, unemployment compensation or any other payment contingent upon a change in control or ownership of QS or its assets or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefit due to any Beneficiary.

               (e) No Multi-Employer Plans. None of the Plans is a multi-employer plan, as defined in Section 3(37) of ERISA.

         IV.20 Insurance Policies. The Disclosure Memorandum sets forth a complete and accurate list and description of all insurance policies in force naming QS, or any employees thereof in the capacity as such, as an insured or beneficiary or as a loss payable payee, or for which QS has paid or are obligated to pay all or part of the premiums. Except as set forth in the Disclosure Memorandum, QS has not received notice of any pending or threatened termination or premium increase (retroactive or otherwise) with respect thereto, and QS are in compliance with all conditions contained therein. There have been no lapses (whether cured or not) in the coverage provided under the insurance policies, referenced herein and as set forth in the Disclosure Memorandum.

         IV.21 Events After December 31, 1996. Except as set forth in the Disclosure Memorandum, since December 31, 1996, QS has conducted its business only in the ordinary course, consistent with reasonable past practices, and has not:

               (a) suffered any material property or casualty loss, or waived any material right;

               (b) entered into any insurance, pension or other employee benefit plan, payment or arrangement, or entered into or amended any employment, consulting, severance or similar agreement;

               (c) made any changes in employee compensation, or paid any other bonus, except in the ordinary course of business and consistent with QS past practice;

               (d) lost a major customer or vendor, suffered a material deterioration in any of its other significant relationships, or experienced any other material adverse change in any aspect of QS Business or in its prospects;

               (e) made any change in any method, practice or principle of financial or tax accounting;

               (f) made any sales on terms (including but not limited to discounts, extended payment terms and other incentives) materially inconsistent with QS prior practices;

               (g) entered into any material commitment or transaction affecting QS Business other than in the ordinary course of business;

               (h) realized an asset or reduced a liability related to a transaction with a customer or supplier, that was not authorized by the customer or supplier;

               (i) failed to maintain the Financial Statements and its books of account in accordance with the Accounting Standards;

               (j) sold, assigned, transferred or encumbered any of its assets or affected the carrying value of any its liabilities, including without limitation any commercial agreements, or entered into any arrangement to purchase assets and/or assume liabilities (except in each case as required in the ordinary course of business);

               (k) paid, discharged, satisfied or renewed any claim, liability or obligation other than payment in the ordinary course of business and consistent with QS past practice;

               (l) made any distribution or declared or paid any dividends to any shareholders, received any capital contribution, or redeemed, purchased or otherwise acquired any shares;

               (m) made any payment of cash or any transfer of other assets, to any shareholder or affiliate thereof, or paid, loaned, advanced, sold, transferred or leased any asset to any employee, except for normal compensation involving salary and benefits;

               (n) failed to maintain its assets and continue with all contractual obligations in accordance with their respective terms;

               (o) failed to use commercially reasonable efforts to preserve its business, keep available the services of its present employees, and preserve the goodwill of its customers, suppliers and others having business relations with it; or

               (p) agreed to take any action described in this Section 4.21.

         IV.22 Copies Provided to ISC. QS has given or made available to ISC, true, correct and complete copies of each of the contracts, agreements, instruments and other documents listed in the Disclosure Memorandum.

         IV.23 Brokers. No broker or finder has acted on behalf of QS or Shareholders in connection with this Agreement and the transactions contemplated hereby, and neither QS nor any Shareholder has made any other agreement to pay any agent, finder, broker or any other representative any fee or commission in the nature of a finder's or originator's fee arising out of or in connection with the subject matter of this Agreement.

         IV.24 Adverse Information. Neither QS nor any Shareholder has knowingly withheld information about any conditions, facts or circumstances that have had or reasonably could be expected to have a material adverse effect on the value of the assets of QS or QS Business to ISC.


                                    ARTICLE V

                      REPRESENTATIONS AND WARRANTIES OF ISC


         In order to meet the requirements of the Shareholders, ISC hereby represents and warrants, as of the date hereof and as of the Closing Date as follows:

         V.1   Organization, Power and Authority of ISC.

               (a) ISC is a company duly incorporated and validly existing under the laws of the State of Georgia and has all requisite power and authority, corporate or otherwise, to carry on and conduct its business and to own or lease its properties and assets.

               (b) The execution, delivery and performance of this Agreement, the Notes and the Escrow Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of ISC. This Agreement, the Notes and the Escrow Agreement constitute ISC's legal, valid, and binding obligations, enforceable in accordance with their terms.

               (c) ISC has obtained all necessary consents, approvals, authorizations or estoppels of any other Person or governmental or regulatory authority required to be obtained to authorize and permit ISC to purchase all of the Shares. The execution and delivery of this Agreement, the Notes and the Escrow Agreement, and the consummation of the transactions contemplated herein by ISC, and the performance of the covenants and agreements will not, with or without the giving of notice or the lapse of time, or both, (i) violate or conflict with any of the provisions of any Articles of Incorporation or Bylaws of ISC; (ii) violate, conflict with or result in a material breach or default under or cause termination of any material term or condition of any material mortgage, indenture, contract, license, permit, instrument, trust document, or other agreement, document or instrument to which ISC is a party or by which ISC or any of its properties may be bound; or (iii) violate any Rule. ISC has the right, power and capacity to execute, deliver and perform this Agreement, the Notes and the Escrow Agreement and to consummate the transactions contemplated hereby.

         5.2 Financial Statements. The financial statements contained in ISC's Form 10-K for the period ending December 31, 1996, and its Form 10-Q for the period ending March 31, 1997, (both of which are attached hereto) fairly present the financial position of ISC as of the dates thereof and the results of its operations for the respective periods thereof. Since March 31, 1997, there has been no material adverse change in the financial condition of ISC or its business, operations or assets.

                                   ARTICLE VI

                            COVENANTS OF THE PARTIES

         VI.1 Cooperation. Shareholders and ISC shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and shall, at any time and from time to time after the Closing, upon the reasonable request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to satisfy and perform the obligations of such party hereunder, and to allow ISC to operate QS Business after the Closing in the manner in which it was operated before the Closing.

         VI.2 Records. Except as provided in the Employment Letter between Francis Crowder and ISC dated April 14, 1997, Shareholders shall provide to QS, as soon as is reasonably practicable after QS's request, copies of any and all files, records or other data in any Shareholder's possession in respect of QS or QS Business.

         VI.3 Use of QS Name. The Shareholders shall cease to use the name "QS" (or any variation thereof) for any business purpose, except as employees or agents of QS or ISC, and for the benefit of QS, ISC or their Affiliates.

         VI.4 Expenses. Whether or not the expenses are incurred before or after the Closing, each of the expenses incurred by ISC, QS and Shareholders in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees, commissions, and expenses of agents, representatives, counsel, accountants, brokers and finders, shall be paid by the party that incurred such expenses. Without limiting the generality of the foregoing, Shareholders shall be responsible for the payment of: any fees, commissions or expenses of any broker or finder engaged by QS or Shareholders and any expenses of QS.

         VI.5  Tax Matters.

               (a) Shareholders shall pay all Taxes arising from or relating to the sale of the Shares to ISC.

               (b) ISC and QS shall file and control any returns required to be filed by QS after the Closing Date.

               (c) Shareholders, on the one hand, and ISC, on the other hand, agree to give prompt notice to each other of any proposed adjustment to Taxes for periods ending on or prior to the Closing Date. Shareholders and ISC shall cooperate with each other in the conduct of any Tax audit or other proceedings involving QS for such periods. In connection with any such audit or other proceeding ISC, upon the Shareholders' request, shall provide the Shareholders copies of all notices, correspondence, demands, assessments and other documents generated in connection with such audit or other proceeding, all of which information shall remain subject to Section 7.13 (Confidentiality) below. The Shareholders shall also have the right to discuss the status of such audit or other proceeding with the ISC's representatives and, with the prior written consent of ISC (not to be unreasonably withheld), with the applicable taxing authorities involved. All of such activities by the Shareholders shall be conducted in a manner so as not to adversely impact the best interests of QS.

               (d) Shareholders on the one hand, and ISC, on the other hand, agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books and records) relating to QS as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

         VI.6 Survival of Warranties. The Warranties will not merge, but will survive the Closing as follows:

               (a) the Warranties contained in Sections 3.2, 3.4, 4.6 and 4.13 hereof will survive the Closing indefinitely; and

               (b) all Warranties not identified in Section 6.6(a) above shall survive the Closing for a period of three (3) years after the Closing Date.

         VI.7  Indemnification.

               (a) By the Shareholders. Shareholders jointly (except as provided in subsection 6.7(b)(5) hereof) and severally shall indemnify, reimburse and hold harmless ISC, its Affiliates and any successor or assigns (the "Indemnified Persons") for any and all direct or indirect claims, losses, liabilities, damages (including special and consequential damages), costs (including court costs) and expenses (including all attorneys' and accountants' fees and expenses) (hereinafter "a Loss" or "Losses"), as a result of or in connection with (i) any breach, inaccuracy or untruth of any Warranty; or (ii) any breach of or noncompliance by any Shareholder with any covenant or agreement of Shareholder contained in this Agreement or in any other agreement or instrument delivered in connection with this Agreement ; or (iii) any litigation, mediation or arbitration involving QS, any Shareholder, or QS Business arising from actions taken or facts existing before the Closing or arising out of or related to the transactions contemplated by this Agreement; or (iv) any act or omission of QS or any Shareholder constituting or causing non-compliance on or after the date hereof with any requirement of applicable Rules, if such act or omission occurred or arose prior to the Closing; or (v) any fees, commissions or expenses of any broker or finder engaged by QS or Shareholders; or (vi) any Taxes for which there was an insufficient accrual shown on the Financial Statements or Interim Financial Statements.

               (b) Limitations.

               (1) Shareholders shall not be required to indemnify an Indemnified Person with respect to any Loss unless the Loss, when aggregated with all other Losses of all Indemnified Persons, exceeds $25,000 (the "Minimum Aggregate Liability Amount"), at which time Losses may be asserted for any amounts in excess of the Minimum Aggregate Liability Amount up to the Maximum Liability Amount (defined below).

               (2) The maximum aggregate liability of the Shareholders for any Loss shall be limited as follows (the "Maximum Liability Amount"):

               A. The Maximum Liability Amount for any Loss arising out of or resulting from a breach, inaccuracy or untruth of a Warranty contained in
Article III or Sections 4.1 and 4.13 shall be $1,500,000; and

               B. The Maximum Liability Amount for any other Loss shall be limited to $500,000.

               (3) Notwithstanding subsections 6.7(b)(1) and 6.7(b)(2) above, the Minimum Aggregate Liability Amount and the Maximum Liability Amount shall not apply to any Loss (A) which results from or arises out of fraud or intentional misrepresentation or an intentional breach of Warranty on the part of any Shareholder, (B) claimed with respect to Section 4.6, (C) which results from or arises out of a breach of Section 6.8 or 6.9, or (D) described in
Section 6.7(a)(vi). For any Loss or Losses not subject to the Minimum Aggregate Liability Amount or the Maximum Liability Amount, the Indemnified Persons shall be entitled to indemnification regardless of the amount of the Loss.

               (4) Kevin Davidson shall be responsible for the first $250,000 of any Loss arising out of Sections 4.13(h) or 4.13(i) hereof. Thereafter, the Shareholders shall be jointly and severally liable under Section 6.7(a).

               (5) Each Shareholder severally, not jointly, shall indemnify, reimburse and hold harmless the Indemnified Persons for any Loss as a result of, or in connection with, any breach of, or noncompliance by, that Shareholder of the agreements contained in Sections 6.8 or 6.9 hereof.

               (c) Notice of Claim. To seek indemnification hereunder, an Indemnified Person shall notify each Shareholder of any claim for indemnification, specifying in reasonable detail the nature of the Loss and the amount or an estimate of the amount thereof.

               (d) No Prejudice. Nothing herein shall prevent an Indemnified Person from making a claim for a Loss hereunder notwithstanding its knowledge of the Loss or possibility of the Loss on or prior to the Closing Date.

               (e) Other Rights. The indemnities granted hereunder are in addition to and not in substitution for any other right or remedy an Indemnified Person may now have or may subsequently take or hold, and may be enforced without first recourse to such other right or remedy and without taking any steps or proceedings in connection therewith, and notwithstanding any rule of law or equity or statutory provision to the contrary.

               (f) Duty to Mitigate. The Indemnified Persons shall have the duty to mitigate, to the extent reasonably practicable, any damages for which they seek indemnification hereunder.

               (g) Setoff. ISC shall satisfy any indemnity right it may have under Section 6.7(a) first by setoff against any amount payable by ISC to any Shareholder under the Notes; provided, however, ISC shall have the right to seek indemnification directly from the Shareholders if the Notes are insufficient to satisfy ISC's indemnity right because ISC pays the Notes in full before May 30, 2000 or because ISC seeks indemnification for a Loss of the type described in subsections 6.7(b)(3)(A)-(D) hereof.

         VI.8  Confidentiality.

               (a) Except as provided in the Employment Letter between Francis Crowder and ISC dated April 14, 1997, QS and Shareholders shall hold in trust and confidence all Confidential Information (as defined below) for a period of three (3) years from the date hereof, and shall hold in trust and confidence all Trade Secrets (as defined below) for as long as such information remains a trade secret under applicable law, and shall not make any copies of, distribute or use any Confidential Information or Trade Secrets except as necessary to prepare for the completion of the transactions contemplated under this Agreement. Upon the first request in writing from ISC, Shareholders shall return to ISC all Confidential Information and Trade Secrets in their possession, without retaining any copies thereof.

               (b) As used in this Section 6.8 and only in this Section 6.8:

                   (1) "Confidential Information" means all information relating to QS Business, ISC, any ISC Affiliate, or any person or entity with which it deals, which information is reasonably regarded as confidential, being information not in the public domain (including, without limitation: all Inventions; technical data; research and development information; business records, information and notes; products; "know-how"; Trade Secrets; engineering or other data; designs, specifications, processes and formulae; manufacturing or planning procedures, techniques or information; marketing plans, strategies and forecasts; business and product development plans, strategies and forecasts; financial statements, budgets, prices, costs and financial projections; accounting procedures or financial information; names and details of consumers, customers, suppliers and agents; employee details; and secret information); together with the possible or likely function, purpose or application of that information whether in the current activities of QS, ISC or any Affiliate or fields to which the activities of QS, ISC or any Affiliate may reasonably extend from time to time, any part of or improvements to that information, and any recommendation, test or report of QS, ISC or any Affiliate or any consultant or agent in connection with that information; and whether such information is oral, written, recorded or stored by electronic, magnetic, electromagnetic or other form or process or otherwise in a machine readable form, translated from the original form, recompiled, made into a compilation, wholly or partially copied, modified, updated or otherwise altered, or originated or obtained by, or coming into the possession, custody, control or knowledge of QS, ISC or an Affiliate either alone or jointly.

                   (2) "Invention" means any invention, drawing, design, model, contrivance, structure, specification, improvement, discovery, creation, idea, concept, formula, process and other work or contribution however developed, created, made discovered or conceived, and whether or not patented or patentable (whether by renewal or otherwise), protected by copyright, or otherwise protected or capable of protection by law anywhere.

                   (3) "Trade Secrets" means any information of QS, ISC or an Affiliate (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers) which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         VI.9  Noncompetition.

               (a) Each Shareholder acknowledges and recognizes the highly competitive nature of QS Business and accordingly agree that, to induce ISC to consummate the transaction contemplated by this Agreement, each Shareholder shall not, from the Closing Date and for a period of three (3) years after the later of the Closing Date or the termination of such Shareholder's employment with QS:

                   (1) Engage directly or indirectly in any Competitive Business (as defined below) anywhere in the Restricted Territory (as defined below), whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant or other participant in any Competitive Business;

                   (2) Solicit or accept business from anyone who is or becomes an active or prospective customer of QS, ISC or their Affiliates or who was an active or prospective customer of QS on or prior to the Closing Date;

                   (3) Solicit for employment or hire any employee of ISC or its Affiliates; or

                   (4) Attempt to do any of the things (or directly or indirectly assist anyone else in doing or attempting to do any of the things) specified in subsections (1), (2) or (3) above.

               (b) As used in this Section 6.9:

                   (1) "Competitive Business" means and includes any business individual, corporation or other entity which is engaged wholly or partly in any business similar to QS Business; and

                   (2) "Restricted Territory" means the entire United States and anywhere that QS Business is being or will be conducted.

               (c) The provisions of this Section 6.9 shall not apply to:

                   (1) The activities of any Shareholder performed in the course of his or her employment with and authorized by QS.

                   (2) Consulting or strategic planning services


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
performed by Francis Crowder for health-related information systems if and to the extent ISC gives its express prior written consent to such services on a case-by-case basis.

                   (3) Francis Crowder writing books, articles or papers for public distribution dealing with the use of health-related information by governmental bodies, provided that such writing does not conflict with the QS Business.

         VI.10 Funds Received After Closing. Any and all funds received by any Shareholder (or anyone other than QS or ISC) after Closing in respect of QS Business shall be remitted to QS or ISC immediately upon receipt.

         VI.11 Employment, General. For a period of 90 days after the Closing Date, QS shall provide at least 90 days notice to an Employee prior to terminating such Employee (other than Francis Crowder and Marian Crowder).

         VI.12 Announcements. Except as required by law or contract obligating the announcing party, Shareholders shall not make any announcement of the transactions contemplated hereby without the prior agreement of ISC, and ISC shall not make any announcement of the transactions contemplated hereby without the prior agreement of the parties. The parties agree to cooperate in developing such announcements.


                                   ARTICLE VII

                                  MISCELLANEOUS

         VII.1 Notices. All notices, requests, demands, consents and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by overnight courier, express mail service, by postage pre-paid certified or registered mail, return receipt requested (the return receipt constituting prima facie evidence of the giving of such notice, request, demand or other communication) by personal delivery, or by fax with confirmation of receipt to the following address or such other address of which a party subsequently may give notice to all the other parties:


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
To the Shareholders:       Francis M. Crowder, Sr.
                           1107 Thornehill Drive
                           Anderson, South Carolina 29621

                           Marian S. Crowder
                           1107 Thornehill Drive
                           Anderson, South Carolina 29621

                           Kevin W. Davidson
                           26 Merry Oak Trail
                           Piedmont, South Carolina 29673

                           Charles S. Verdin, III
                           319 Bethel Road
                           Simpsonville, South Carolina 29681

         with a copy to:   Joseph J. Blake, Jr.
                           Haynsworth, Marion, McKay & Guerard, L.L.P.
                           P.O. Box 2048
                           75 Beattle Place
                           Greenville, SC 29602
                           Fax: (864) 240-3300

To ISC:                    Intelligent Systems Corporation
                           4355 Shackleford Road
                           Norcross, Georgia 30093
                           Fax: 770/381-2808
                           Attention: President

         with a copy to:   Nelson Mullins Riley & Scarborough, L.L.P.
                           999 Peachtree Street, N.E.
                           Suite 1400
                           Atlanta, Georgia  30309
                           Fax: 404/817-6050
                           Attention: Philip H. Moise

         VII.2 Parties Bound by Agreement; Successors and Assigns. The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the respective successors and assigns thereof. Without the prior written consent of ISC, neither Shareholders nor QS may assign their rights, duties or obligations hereunder or any part thereof to any other Person. ISC may assign its rights and duties hereunder in whole or in part to one or more Affiliates.

         VII.3 Entire Agreement. This Agreement, the Disclosure Memorandum, the Notes, the Escrow Agreement, the Employment Letter between ISC and Francis Crowder dated April 14, 1997 and all other certificates, schedules and other documents delivered pursuant thereto constitute the entire agreement between the parties with respect to the transactions contemplated hereby, and supersede and are in full substitution of any and all prior agreements and understandings written or oral between the parties relating to such transactions.

         VII.4 Descriptive Headings. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

         VII.5 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         VII.6 Amendments and Waivers. No modification, termination, extension, renewal or waiver of any provision of this Agreement shall be binding upon a party unless made in writing and signed by such party. A waiver on one occasion shall not be construed as a waiver of any right on any future occasion. No delay or omission by a party in exercising any of its rights hereunder shall operate as a waiver of such rights.

         VII.7 Governing Law Jurisdiction and Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of South Carolina, and jurisdiction and venue for any matter submitted to a court hereunder or in connection with the transactions described herein shall lie in any court of competent jurisdiction in Anderson County and Greenville County, South Carolina.

         VII.8 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and the Indemnified Parties, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights accruing by virtue of this Agreement.

         VII.9 Gender and Number. Where the context requires, the use of a pronoun of one gender or the neuter is to be deemed to


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
include a pronoun of the appropriate gender, singular words are to be deemed to include the plural, and vice versa.

         VII.10 Cooperation in Transition. Each Shareholder agrees to cooperate in the transition of ownership of QS from the Shareholders to ISC. In connection therewith, Shareholders will, among other things, use their best efforts to help QS maintain good relationships with customers, suppliers, Employees and others doing business with QS and will use their best efforts to ensure that such customers, suppliers, Employees and other continue to do business with QS in a manner that is consistent with QS's business relationships prior to the date hereof.

         Each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the date indicated on the first page hereof.


SHAREHOLDERS:
-------------

FRANCIS CROWDER


------------------------------


MARIAN CROWDER


------------------------------


KEVIN DAVIDSON


------------------------------


CHARLES VERDIN


------------------------------



ISC:
----

INTELLIGENT SYSTEMS CORPORATION



By:
   ---------------------------
   J. Leland Strange
   President


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